Exhibit 1.12

Hallituksen selostus puolivuosikatsauksen 1.1.2020–30.6.2020 jälkeisistä Altia Oyj:n (”Yhtiö”) asemaan olennaisesti vaikuttavista tapahtumista

Yhtiön hallitus toteaa tällä lausumalla osakeyhtiölain 16 luvun 11 §:n 1 momentin 6 kohdan mukaisena selostuksenaan, että Yhtiön 19.8.2020 julkaistun puolivuosikatsauksen 1.1.2020–30.6.2020 jälkeiset Yhtiön asemaan olennaisesti vaikuttavat tapahtumat ilmenevät Yhtiön julkaisemista pörssitiedotteista. Pörssitiedotteet ovat osakkeenomistajien nähtävänä Yhtiön internet-sivuilla osoitteessa https://altiagroup.com/fi/newsroom/news-archive/stock-exchange-releases.

Yhtiö on tiedottanut yksityiskohtaisesti Yhtiön ja Arcus ASA:n yhdistymisestä rajat ylittävällä sulautumisella 29.9.2020 julkaistulla pörssitiedotteella, joka on osakkeenomistajien nähtävänä Yhtiön internet-sivuilla edellä mainitussa osoitteessa.

Paperitulosteet puolivuosikatsauksen 1.1.2020–30.6.2020 jälkeisistä pörssitiedotteista ovat nähtävänä tämän selvityksen liitteenä ylimääräisessä yhtiökokouksessa 12.11.2020.

Muutoin Yhtiön liiketoimintaa on puolivuosikatsauksen 1.1.2020 – 30.6.2020 laatimisen jälkeen harjoitettu tavanomaisessa laajuudessa, eikä Yhtiön asemaan olennaisesti vaikuttavia tapahtumia ole ollut.

Statement by the Board of Directors on the events that have occurred after the half-year report 1 January 2020 – 30 June 2020 that have an essential effect on the state of Altia Oyj (the “Company”)

The Board of Directors of the Company states by this report, as required by the Finnish Limited Liability Companies Act, chapter 16, section 11, sub-section 1, part 6, that the events that have an essential effect on the state of the Company and that have occurred after the half-year report 1 January 2020 – 30 June 2020 published on 19 August 2020, appear from the stock exchange releases published by the Company. The stock exchange releases are available for the shareholders on the Company’s website at the address https://altiagroup.com/newsroom/news-archive/stock-exchange-releases.

The Company has announced in detail the combination of the Company and Arcus ASA by way of a cross-border merger in a stock exchange release published on 29 September 2020, which is available for the shareholders on the Company’s website at the above-mentioned address.

Paper copies of the stock exchange releases that have been published after the half-year report 1 January 2020 – 30 June 2020 are available at the Extraordinary General Meeting on 12 November 2020 as appendices to this statement.

After the compilation of the half-year report 1 January 2020 – 30 June 2020, the Company's business has been otherwise conducted to the normal extent and no events that have an essential effect on the state of the Company have occurred.

Helsinki, 29.9.2020

ALTIA OYJ

Hallitus / Board of Directors

IMPORTANT INFORMATION

The securities referred to in this document have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This document does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this release has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.